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                                  Exhibit 1.1

                           CERTIFICATE OF OWNERSHIP

                                    MERGING

                         SKYLYNX COMMUNICATIONS, INC.
                           (a Colorado Corporation)

                                     INTO

                         SKYLYNX COMMUNICATIONS, INC.
                           (a Delaware Corporation)

                        PURSUANT TO SECTION 253 OF THE

                      GENERAL CORPORATION LAW OF DELAWARE

     SkyLynx Communications, Inc., a corporation incorporated on September 23, 1996 pursuant to the provisions of the Colorado Business Corporation Act ("SCI-Colorado"), does hereby certify that SCI-Colorado owns all the capital stock of SkyLynx Communications, Inc., a corporation incorporated on the 10th of February, 1999 pursuant to the provisions of the General Corporation Law of the State of Delaware ("SCI-Delaware"), and that, effective upon the filing of this Certificate of Ownership, and in accordance with the laws of the State of Colorado, SCI-Colorado, by a resolution of its Board of Directors duly adopted, approved, certified, executed and acknowledged by unanimous written consent dated as of the __th day of December, 1999, determined to and does merge itself with and into said SCI-Delaware, which resolutions are in the following words to wit:

     WHEREAS, SkyLynx Communications, Inc., a Delaware corporation ("SCI-Delaware") is a wholly-owned subsidiary of SCI-Colorado, a Colorado corporation;

     WHEREAS, it has been proposed that the ownership and operation of SCI-Delaware and SCI-Colorado be consolidated;

     WHEREAS, to effect such consolidation, it has been proposed that SCI-Colorado be merged with and into SCI-Delaware with SCI-Delaware continuing its corporate existence as the surviving corporation (the "Surviving Corporation") of the merger (the "Merger");

     WHEREAS, there has been submitted to and considered by the Board of Directors a draft Agreement and Plan of Merger in the form attached hereto as Exhibit A (the "Merger Agreement") by and between SCI-Colorado and SCI-Delaware, pursuant to which: (i) SCI-Colorado would merge with and into SCI-Delaware with SCI-Delaware continuing its corporate existence as the surviving corporation of the Merger, (ii) SCI-Colorado would cease to exist, (iii) each outstanding share of SCI-Delaware would be automatically canceled, (iv) each outstanding share of SCI-Colorado common stock would be automatically converted into a share of SCI-Delaware common stock, (v) each outstanding share of SCI-Colorado preferred stock would automatically be converted into a share of SCI-Delaware preferred stock with the identical rights, privileges, powers, qualifications, limitations, restrictions, duties, and obligations,
(vi) all assets of SCI-Colorado would be transferred to and vested in SCI-Delaware as a matter of law, and (vii) all debts and liabilities of SCI-Colorado would be assigned to and assumed by SCI-Delaware by operation of law;

     WHEREAS, it is intended, for federal tax purposes, that the Merger accomplished by the Merger Agreement will qualify as a tax-free reorganization within the meaning of Section 332 of the Internal Revenue Code;

     WHEREAS, a sufficient number of votes were cast by each voting group entitled to vote separately to authorize SCI-Colorado to enter into the Merger Agreement and to consummate the Merger substantially in accordance with the terms and conditions set forth in the Merger Agreement; and

     WHEREAS, the Board of Directors has determined that it is advisable and in the best interests of SCI-Colorado and its shareholders to enter into the Merger Agreement and to consummate the Merger in accordance with the terms and conditions set forth in the Merger Agreement.

     NOW, THEREFORE, BE IT RESOLVED, that the Merger be, and hereby is, approved;

     RESOLVED FURTHER, that the Merger Agreement, including the provisions for carrying such Merger into effect and converting the shares of outstanding capital stock of SCI-Colorado be, and it hereby is, approved in substantially the form submitted to the Board of Directors;

     RESOLVED FURTHER, that each officer of the SCI-Colorado, acting alone or in concert, is hereby authorized and directed, in the name and on behalf of SCI-Colorado, to execute and deliver the Merger Agreement in substantially the form submitted to the Board of Directors, together with such changes, additions or deletions thereto as such officer may deem necessary or proper, such necessity or propriety to be conclusively evidenced by such officer's execution and delivery thereof;

     RESOLVED FURTHER, that each officer of the SCI-Colorado, acting alone or in concert, is hereby authorized and directed, in the name and on behalf of SCI-Colorado, to prepare, execute and deliver or file such other documents and to take such further actions, including without limitation the preparation, execution and filing of a certificate of ownership or articles of merger with the Delaware and Colorado Secretaries of State, as such officer may deem necessary or proper in order to consummate the Merger, such necessity or propriety to be conclusively evidenced by such officer's execution, delivery or filing of such documents or taking of such actions;

     RESOLVED FURTHER, that each officer of SCI-Colorado, acting alone or in concert, is hereby authorized and directed, in the name and on behalf of SCI-Colorado, to prepare, execute and deliver such documents and to take such actions as such officer may deem necessary or proper in order to obtain any required contractual consents to the Merger from third parties, such necessity or propriety to be conclusively evidenced by such officer's execution or delivery of such documents or taking of such actions;

     RESOLVED FURTHER, that each officer of SCI-Colorado, acting alone or in concert, is hereby authorized and directed, in the name and on behalf of SCI-Colorado, to prepare, execute and deliver or file such documents and to take such actions as such officer may deem necessary or proper in connection with the transfer of all SCI-Colorado's assets to SCI-Delaware and the assignment to and assumption by SCI-Delaware of all SCI-Colorado's debts and liabilities as a result of the Merger, such necessity or propriety to be conclusively evidenced by such officer's execution, delivery or filing of such documents or taking of such actions;

     RESOLVED FURTHER, that, to the extent that the Merger will effect an amendment to the Bylaws of SCI-Colorado, the amendment to the Bylaws of SCI-Colorado in the manner set forth in the Merger Agreement is hereby approved;

     RESOLVED FURTHER, that at any time prior to the Effective Date, the Board of Directors may amend the Merger Agreement in any manner or the Merger Agreement may be terminated and the Merger abandoned at the election of the Board of Directors; and

     RESOLVED FURTHER, that any action heretofore or hereafter taken by any officer or director of SCI-Colorado consistent with the authority granted by these resolutions is hereby ratified, confirmed and approved as the act and deed of SCI-Colorado.


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     IN WITNESS WHEREOF, said SCI-Colorado has caused this Certificate to be signed by its authorized officer, the __ day of December, 1999.

                                   SkyLynx Communications, Inc.,
                                   a Colorado corporation


                                   By:_______________________________
                                      Jeffery A. Mathias,
                                      Chief Executive Officer




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                                   EXHIBIT A

                         AGREEMENT AND PLAN OF MERGER